Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated February 12, 2004)           Registration Number 333-111738


                                  $270,000,000

                              QUANTA SERVICES, INC.

               4.50% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
                                       AND
    THE COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THE DEBENTURES

                        ---------------------------------

           This prospectus supplement relates to the resale by the holders of our 4.50% Convertible Subordinated Debentures Due 2023 and the shares of our common stock issuable upon the conversion or repurchase of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 12, 2004 and Supplement No. 1 to such prospectus dated March 8, 2004. The terms of the debentures are set forth in the prospectus.

          THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                          ON PAGE 5 OF THE PROSPECTUS.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The information in the table appearing under the heading "Selling Security Holders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.


                                          PRINCIPAL AMOUNT OF        PERCENTAGE OF       SHARES OF
                                        DEBENTURES BENEFICIALLY       DEBENTURES        COMMON STOCK     PERCENTAGE OF COMMON
NAME                                     OWNED THAT MAY BE SOLD       OUTSTANDING         OFFERED          STOCK OUTSTANDING
----                                     ----------------------       -----------         -------          -----------------
Exis Differential Holdings Ltd (1).....   $        3,000,000             1.11%              269,396              *
GLG Market Neutral Fund(2) ............   $        3,500,000             1.30%              314,296              *
MSD TCB, L.P(3)........................   $        3,500,000             1.30%              314,296              *


---------------------------------
* Less than one percent.

(1) Exis Capital Management, Inc., as the investment manager for Exis Differential Holdings Ltd, has voting and dispositive power over the securities held by this security holder. Adam D. Sender is the sole shareholder of Exis Capital Management, Inc.

(2) GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of GLG Market Neutral Fund and has voting and dispositive power over the securities held by this security holder. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Phillipe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc., a publicly-held entity.

(3) Michael Dell and Susan Dell have voting and dispositive power over the securities held by this security holder.

                        ---------------------------------

            The date of this prospectus supplement is March 26, 2004.